Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 281-297-5310
e-mail: motts@entergy.com

Mark G. Otts
Assistant General Counsel
Legal Services Department

Exhibit 5.05

August 26, 2016

Entergy Louisiana, LLC
4809 Jefferson Highway
Jefferson, Louisiana 70121

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Louisiana, LLC (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its Collateral Trust Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series under the Company’s Mortgage and Deed of Trust, dated as of November 1, 2015, with The Bank of New York Mellon, as trustee (the “Mortgage”), as heretofore supplemented and modified and as proposed to be further supplemented; and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express my opinion on the matters covered hereby.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as originals of the documents submitted to me as certified or facsimile copies and the authenticity of the originals of all documents submitted to me as copies.

Subject to the qualifications hereinafter expressed, I am of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinion expressed above, I have assumed (1) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the

Company’s Board of Directors, or an authorized committee thereof or an authorized officer, and (2) that the Bonds will be issued and delivered in compliance with appropriate action with regard thereto by and before the Federal Energy Regulatory Commission under the Federal Power Act and any other applicable regulatory body.

This opinion is limited to the laws of the States of Louisiana, Texas and New York and the federal laws of the United States of America. To the extent that my opinion relates to or is dependent upon matters governed by the laws of the State of New York, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.04 to the Registration Statement. To the extent that my opinion relates to or is dependent upon matters governed by the laws of the State of Texas, I have relied upon the opinion of Duggins Wren Mann & Romero, LLP, which is being filed as Exhibit 5.06 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.05 to the Registration Statement. I also consent to the references to me in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mark G. Otts